Exhibit 99.2 - Joint Filer Information

Joint Filers:

1. Name:	Warburg Pincus LLC
Address:	450 LEXINGTON AVENUE
New York, NY 10017

2. Name:	Charles R. Kaye
Address:	450 LEXINGTON AVENUE
New York, NY 10017

3. Name:	Joseph P. Landy
Address:	450 LEXINGTON AVENUE
New York, NY 10017